Exhibit 99.1

Versartis Provides Update on Clinical Programs and Reports First Quarter 2015 Financial Results

Conference Call and Webcast Scheduled for Today at 5:00 p.m. ET

Menlo Park, Calif., May 6, 2015 — Versartis, Inc. (NASDAQ:VSAR), an endocrine-focused biopharmaceutical company that is developing VRS-317, a novel, long-acting form of recombinant human growth hormone (rhGH) for growth hormone deficiency (GHD), today provided an update on its clinical programs for VRS-317 and announced financial results for the first quarter ended March 31, 2015.

“Versartis continues to make progress in the development of VRS-317 with the initiation of our global Phase 3 registration trial, VELOCITY, in GHD children in the US, Western Europe and Canada, as well as the initiation of our Phase 2/3 study of VRS-317 in Japan for children with GHD,” said Jay Shepard, Chief Executive Officer. “As part of our ongoing dialogue with the FDA, the agency recently requested additional bioanalytical data and placed our Phase 3 clinical trial on partial clinical hold pending receipt and analysis of those data. We are working diligently to provide the FDA with the additional data and can confirm that the information requested is not related to safety events, efficacy or the formulation.”

Mr. Shepard continued, “Importantly, the partial clinical hold in the US has no impact on our ongoing Extension Study, as we continue to dose these patients. We continue to believe VRS-317 will be the first and longest-acting rhGH product candidate in development to reach the market for pediatric GHD patients. We have maintained a strong balance sheet, and with the completion of our follow-on offering in January 2015, we are well funded to advance the development of VRS-317.”

VRS-317 Program Update

Pediatric Growth Hormone Deficiency Program

In January 2015, we initiated our global Phase 3 registration trial, VELOCITY, in GHD children. The US Food and Drug Administration (FDA) recently requested additional bioanalytical data and placed the VRS-317 Investigational New Drug Application (IND) on a partial clinical hold (PCH) pending receipt of those data. Under the PCH, we may continue to administer VRS-317 (including the new 100 mg/mL formulation) to patients enrolled in our ongoing Extension Study. However, no new patients may be enrolled at US sites until the FDA completes its review of the requested data and removes the PCH.

In the interim, to minimize delay in the VELOCITY Trial, we continue to initiate US sites and screen potential study participants. We expect to submit our response to the FDA this quarter and believe this information will satisfy the FDA’s request. We now estimate that enrollment in the VELOCITY Trial will be complete by mid-2016 with interim 6-month mean height velocity data available by the end of 2016 and top line 12-month data available by mid-2017.

Adult Growth Hormone Deficiency Program

The Company now has a clear development pathway for the adult GHD program for VRS-317 following recent regulatory feedback from the FDA and the European Medicines Agency (EMA). We will conduct a Phase 2 dose-finding trial to enable a pivotal Phase 3 trial. The Phase 2 trial (VITAL) will be an international, open-label, dose finding study of once-monthly subcutaneous VRS-317 in up to 40 adults with GHD. After completion of the Phase 2 trial, subjects will be offered the opportunity to enroll in an extension study. As previously discussed, we expect to initiate the adult GHD program in the second half of 2015.

Recent Corporate Highlights & Milestones

•	In January 2015, we completed a public offering of 5.0 million shares of common stock and received net proceeds of approximately $80 million.

•	In January 2015, we initiated VELOCITY, a global Phase 3 trial of VRS-317 in the US, Western Europe and Canada for children with GHD.

•	In March 2015, we presented 12-month data for VRS-317 at a late-breaker session at The Endocrine Society’s Annual Meeting.

•	In April 2015, we initiated a Phase 2/3 trial of VRS-317 in Japan for children with GHD.

•	In May 2015, the Company’s Board of Directors appointed Jay Shepard President and Chief Executive Officer.

Anticipated Milestones and Other Key Events

•	We expect to initiate VITAL, an international Phase 2 study of VRS-317 for adult GHD in the second half of 2015.

•	We anticipate having interim 6-month mean height velocity data from our VELOCITY Phase 3 clinical trial for VRS-317 and daily comparator groups by the end of 2016.

•	We expect to have top line data on the VELOCITY trial’s 12-month height velocity primary endpoint by mid-2017, potentially enabling a Biologics License Application (BLA) submission, followed by potential FDA approval by late-2018.

First Quarter 2015 Financial Results

For the first quarter ended March 31, 2015, Versartis reported a net loss attributable to common stockholders of approximately $22.0 million, or $0.79 per share, basic and diluted, compared to a net loss attributable to common stockholders for the quarter ended March 31, 2014 of $45.0 million, or $16.13 per share, basic and diluted. The decrease in net loss is primarily due to non-cash, nonrecurring charges in the first quarter of 2014 totaling approximately $37.4 million. All of these nonrecurring charges were related to previously outstanding convertible preferred stock, all of which converted to common stock upon the closing of our initial public offering (IPO) in March 2014. The charges include a change in fair value of approximately $2.3 million for previously outstanding warrants to purchase Series B convertible preferred shares and a change in fair value of approximately $9.6 million for a previously outstanding call option liability related to our Series D preferred stock financing, both of which have been recorded in other income (expense), net. Additionally, in connection with the IPO, we recorded a deemed dividend of approximately $25.6 million, which reflected the beneficial conversion feature of the Series E preferred stock.

Total operating expenses for the quarter ended March 31, 2015 were $22.3 million compared to $7.6 million for the quarter ended March 31, 2014.

Research and development (R&D) expenses for the quarter ended March 31, 2015 were $17.1 million, compared to $4.9 million for the quarter ended March 31, 2014. The increase in R&D expenses was primarily due to an increase in manufacturing and clinical costs as we initiated our Phase 3 VELOCITY Trial and incurred start-up costs related to our Phase 2/3 study in Japan for VRS-317 in pediatric GHD patients.

General and administrative (G&A) expenses were $5.2 million for the quarter ended March 31, 2015, compared to $2.7 million for the quarter ended March 31, 2014. The increase in G&A expenses was primarily due to an increase in headcount and additional fees related to consulting and professional services as we continue to expand our infrastructure to support continued growth.

Total operating expenses for the quarter ended March 31, 2015 include non-cash stock-based compensation expense of $2.0 million compared to $0.4 million of non-cash stock-based compensation expense for the quarter ended March 31, 2014.

Cash and cash equivalents were $230.3 million as of March 31, 2015, including net proceeds of approximately $80.2 million received from our public offering of common stock in January 2015.

Conference Call and Webcast

Versartis will hold a conference call today at 5:00 p.m. ET to provide a corporate and clinical development update. The dial-in numbers are (855) 327- 6837 for domestic callers and (631) 982- 4565 for international callers. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.versartis.com.

After the live webcast, the replay will remain available on the Versartis website, www.versartis.com, for 90 days. In addition, a telephonic replay of the call will be available until May 21, 2015. The replay dial-in numbers are (877) 870-5176 for domestic callers and (858) 384-5517 for international callers. Please use the replay conference ID number 114528.

About Versartis

Versartis, Inc. is an endocrine-focused biopharmaceutical company initially developing VRS-317, a novel, long-acting form of recombinant human growth hormone for the treatment of growth hormone deficiency (GHD). VRS-317 is intended to reduce the burden of daily injection therapy by requiring significantly fewer injections, potentially improving compliance and, therefore, treatment outcomes. The Company completed the Phase 2a stage of a Phase 1b/2a trial evaluating weekly, twice monthly and monthly dosing regimens of VRS-317 in children with GHD in June 2014 and initiated a global Phase 3 registration trial, VELOCITY, in GHD children in January 2015. In addition, the Company initiated a Phase 2/3 trial in Japan for children with GHD in April 2015. Further information on Versartis can be found at www.versartis.com.

Cautionary Note on Forward Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding our intentions or current expectations concerning, among other things, plans and timing of our clinical trials and the potential for eventual regulatory approval of VRS-317. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: our success being heavily dependent on VRS-317; VRS-317 being a new chemical entity; the risk that VRS-317 may not have favorable results in clinical trials or receive regulatory approval; potential delays in our clinical trials due to regulatory requirements or difficulty identifying qualified investigators or enrolling patients; the risk that VRS-317 may cause serious side effects or have properties that delay or prevent regulatory approval or limit its commercial potential; the risk that we may encounter difficulties in manufacturing VRS-317; if VRS-317 is approved, risks associated with its market acceptance, including pricing and reimbursement; potential difficulties enforcing our intellectual property rights; our reliance on our license of intellectual property from Amunix Operating, Inc. and our need for additional funds to support our operations. We discuss many of these risks in greater detail under the heading “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2014, which is on file with the Securities and Exchange Commission (SEC), and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2015, which we expect to file with the SEC on or before May 11, 2015. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Versartis, Inc.

Condensed Consolidated Statement of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2015	2014
Operating expenses
Research and development	$17,100	$4,869
General and administrative	5,181	2,714

Total operating expenses	22,281	7,583

Loss from operations	(22,281)	(7,583)
Interest income	49	—
Other income (expense), net	226	(11,843)

Net loss and comprehensive loss	(22,006)	(19,426)
Deemed dividend related to beneficial conversion feature of convertible preferred stock	—	(25,559)

Net loss attributable to common stockholders	$(22,006)	$(44,985)

Net loss per basic and diluted share attributable to common stockholders	$(0.79)	$(16.13)

Weighted-average common shares used to compute basic and diluted net loss per share	27,810	2,788

Versartis, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31, 2015	December 31, 2014
Assets:
Cash and cash equivalents	$230,261	$170,566
Other assets	5,134	3,728

Total assets	$235,395	$174,294

Liabilities and stockholders’ equity:
Liabilities	$7,820	$6,925
Total stockholders’ equity	227,575	167,369

Total liabilities and stockholders’ equity	$235,395	$174,294

Contacts:

Corporate & Investors

Joshua Brumm

Chief Financial Officer

(650) 963-8582

IR@versartis.com

Investors

Nick Laudico

The Ruth Group

(646) 536-7030

nlaudico@theruthgroup.com

Media

Debra Bannister

Corporate Communications

(530) 676-7373

media@versartis.com

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